SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                      Date of Report: February 15, 2000
                                      -----------------
                      (Date of Earliest Event Reported)


                         COMMAND SECURITY CORPORATION
                         ----------------------------
           (Exact name of Registrant as Specified in its Charter)


                                   New York
                                   --------
                           (State of Incorporation)


                                   0-18684
                                   -------
                           (Commission File Number)


                                  14-1626307
                                  ----------
                      (IRS Employer Identification No.)


                Lexington Park, Lagrangeville, New York 12540
                ---------------------------------------------
                   (Address of Principal Executive Offices)


                                (914) 454-3703
                                --------------
                       (Registrant's Telephone Number)

Item 1-Item 4              Not Applicable.

Item 5: Other Events.      Not Applicable.

Item 6                     Not Applicable.

Item 7                     Financial Statements and Exhibits.
                                (a),(b)
                                (c) Exhibits
                                (i) Press release dated February 15, 2000.

Item 8.                    Not applicable.

Item 9.                    Not applicable.



                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 15, 2000            COMMAND SECURITY CORPORATION

                                    By: /s/ Nathan Nelson
                                       Nathan Nelson
                                       Chief Financial Officer

FOR IMMEDIATE RELEASE

CONTACT:     William C. Vassell      Donald Radcliffe
             Chairman                Radcliffe & Associates, Inc.
             Tel: (914) 454-3703     Tel: (212) 605-0174

                         COMMAND SECURITY CORPORATION
                   REPORTS RESULTS FOR THIRD FISCAL QUARTER

                      - Revenue Increases 5.4%
                      - EPS Improves by $0.02 per share
                      - EBITDA $.10 per share
                      - Repurchases 220,800 shares

Lagrangeville, New York *** February 15, 2000 *** Command Security Corporation (NASDAQ:CMMD) today released results for its third fiscal quarter ended December 31, 1999.

Revenues for the quarter ending December 31, 1999 increased by 5.4% to $15,322,437 from the $14,537,004 recorded in the same period in prior fiscal year. For the nine months revenues were $43,942,966 a decrease of 1.2% from the $44,467,583 recorded in the period of the prior fiscal year.

Net income applicable to common stockholders rose to $9,171 or $.001 per share compared to the loss of ($101,975) or ($.02) per share in the same period of the prior fiscal year. For the nine months, net income applicable to common stockholders increased to $653,070 or $.10 per share compared to $36,311 or $.01 per share recorded in the prior fiscal year nine month period.

EBITDA (Earnings before interest, taxes, depreciation and amortization) was $646,715 or $.10 per share in the quarter ended December 31, 1999, compared to $562,078 or $.08 per share in the same period of the prior fiscal year. For the nine month period ended December 31, 1999 EBITDA was $2,543,486 or $.38 per share compared to $2,110,793 or $.32 per share for the same period in the prior fiscal year.

As of December 31, 1999 working capital was $1,532,748, an increase of more than $1.3 million from the working capital balance as of March 31, 1999.

During the period from October 1999 through February 10, 2000 the Company with Board approval purchased 220,800 shares of its own Company's stock for $226,202.

William C. Vassell, Chairman of Command said, "Third quarter revenue increased as a result of adding new clientele. Net income increased by over $100,000 compared with last year's fiscal quarter and working capital increased by more than $1.3 million since the beginning of the fiscal year."

The Company's CFO, Nathan Nelson, added, "We are continuing our cost reduction efforts and planning implementation of our new computer system, Comguard 2000, within six months. These efforts are expected to further strengthen the Company's fundamentals and improve performance in the coming fiscal year."

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties including the demand for the Company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Command Security Corporation provides security services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Georgia, Massachusetts and Pennsylvania and provides services via independent security companies nationwide.

                                                     COMMAND SECURITY CORPORATION
                                                  Condensed Statements of Operations

                                            Three Months Ended            Nine Months Ended
                                               December 31                   December 31

                                           1999           1998           1999           1998
                                           ----           ----           ----           ----
Revenues                               $15,322,437    $14,537,004    $43,942,966    $44,467,583
Operating Profit                       $   218,830    $   145,688    $ 1,222,157    $   819,725
Net Income                             $    49,846    $   (64,314)   $   790,249    $   149,294
Preferred Stock Dividend               $   (40,675)   $   (37,661)   $  (137,179)   $  (112,983)
                                       -----------    -----------    -----------    -----------
Net income applicable to
common stockholders                    $     9,171    $  (101,975)   $   653,070    $    36,311
                                       ===========    ===========    ===========    ===========
Income per share
of common stock                        $      .001    $      (.02)   $       .10    $       .01
                                       ===========    ===========    ===========    ===========
Weighted average number of
common and common equivalent
shares outstanding                       6,574,800      6,658,143      6,630,261      6,658,143
                                       ===========    ===========    ===========    ===========
